Exhibit 99.1

Acquisition to Add Global B2B and DTC Customer Base, International Services Team, and Proprietary AI-Powered AdTech Tool Sets

New York, NY, April 8, 2024 – Collective Audience, Inc. (Nasdaq: CAUD), a leading innovator of audience-based performance advertising and media, has entered into a definitive agreement to acquire DSL Digital, a provider of Marketing-as-a-Service solutions powered by proprietary AI technology. For Collective Audience, the acquisition is expected to form the foundation of a new AudienceServices™ group.

Founded in 2019, DSL Digital has been providing digital performance advertising and marketing services to select global brands, including a market leader in enterprise application software and a Global 500 multinational professional services company. For these premier clients, the marketing services have included executing thousands of campaigns across hundreds of countries and involving multi-million dollar advertising spend.

DSL Digital utilizes a proprietary set of AI-powered performance advertising tools to simultaneously run hundreds of performance advertising campaigns to continually improve performance metrics and outperform industry benchmarks.

“This key acquisition will provide the proven foundational professional capabilities and technology for our new AudienceServices group offering, performance advertising strategy, campaign development, media buying, content marketing and SEO,” stated Collective Audience CEO, Peter Bordes. “DSL Digital’s extraordinarily talented team has developed some of the most unique AI-powered performance advertising tools in the industry, allowing it to deliver significantly higher campaign performance for its clients versus industry averages. We see these new tools and services as integral building blocks of our AudienceCloud™ infrastructure and ecosystem, and furthering our mission of solving the many challenges facing today’s digital media and advertising industry.”

Collective Audience plans to productize DSL Digital’s tool sets and integrate them with the existing modules in the company’s AudienceCloud™ platform. DSL Digital’s 20-member team, based in the U.S., Canada and Europe, is expected to join Collective Audience upon completion of the acquisition and lead the integration.

“Collective Audience has a clear vision for revolutionizing the digital advertising and media industries, and we are thrilled to have this opportunity to help realize this vision by integrating our expertise and tools into the Collective,” stated DSL Digital founder and CEO, Gregg Greenberg. “To become part of something bigger that will push the edges of innovation is exciting to our team, and we expect the offerings of our new AudienceServices group will be extremely exciting for our clients and the industry as a whole.”

DSL Digital’s head of media, Eugene Smelyansky, who is expected to become the group media director of AudienceServices, commented: “We are looking forward to unleashing the full suite of Collective Audience’s offerings to our existing clients, and working to build out B2B and DTC specific verticals for Collective Audience that will bring our performance marketing expertise to a larger base of brands and agencies.”

Collective Audience anticipates the acquisition to generate significant revenue and positive EBITDA, and be consummated in an all-stock transaction according to the definitive acquisition agreement. The transaction is expected to close before the end of the current quarter. Additional details related to the transaction will be made available in a Form 8-K filed by Collective Audience and available at www.sec.gov.

About Collective Audience

Collective Audience provides an innovative audience-based performance advertising and media platform for brands, agencies and publishers. The company has introduced a new open, interconnected, data driven, digital advertising and media ecosystem that will uniquely eliminate many inefficiencies in the digital ad buyer and seller process for brands, agencies and publishers. It will deliver long sought-after visibility, complementary technology, and unique audience data that drives focus on performance, brand reach, traffic and transactions.

For the AdTech providers and media buyers who come onto Collective Audience’s platform, they will be able to leverage audience data as a new asset class, powered by AI as an intelligence layer to guide decision making.

To learn more, visit collectiveaudience.co.

Company Contact:

Peter Bordes, CEO
Collective Audience, Inc.
Email contact

Investor Contact:
Ron Both or Grant Stude

CMA Investor Relations
Tel (949) 432-7566
Email contact

Media Contact:
Tim Randall

CMA Media Relations
Tel (949) 432-7572
Email contact